                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
                       (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1 )*
                                            ---



                            ODYSSEY HEALTHCARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67611V101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]  Rule 13d-1(b)

              [ ]  Rule 13d-1(c)

              [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)

                               Page 1 of 13 Pages

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 2 of 13 Pages
-------------------                                          ------------------



1     NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           THREE ARCH PARTNERS, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                                 0
                      ----------------------------------------------------------
      NUMBER OF       6     SHARED VOTING POWER
       SHARES
    BENEFICIALLY                 0
    OWNED BY EACH     ----------------------------------------------------------
      REPORTING       7     SOLE DISPOSITIVE POWER
       PERSON
        WITH                     0
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        0

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         0.0%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                               PN

--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 3 of 13 Pages
-------------------                                          ------------------



1     NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           THREE ARCH ASSOCIATES, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                                 0
                      ----------------------------------------------------------
     NUMBER OF        6     SHARED VOTING POWER
      SHARES
   BENEFICIALLY                  0
   OWNED BY EACH      ----------------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                      0
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        0

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                               PN

--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 4 of 13 Pages
-------------------                                          ------------------



1     NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           THREE ARCH MANAGEMENT, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                                 0
                      ----------------------------------------------------------
     NUMBER OF        6     SHARED VOTING POWER
      SHARES
   BENEFICIALLY                  0
   OWNED BY EACH      ----------------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                      0
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        0

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                               PN

--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 5 of 13 Pages
-------------------                                          ------------------



1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           THOMAS J. FOGARTY, M.D.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                                  74,316
                            ----------------------------------------------------
     NUMBER OF        6     SHARED VOTING POWER
      SHARES
   BENEFICIALLY                   0
   OWNED BY EACH            ----------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                       74,316
                            ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                               74,316

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                      IN

--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 6 of 13 Pages
-------------------                                          ------------------



1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           WILFRED E. JAEGER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Canadian
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                                 0
                      ----------------------------------------------------------
     NUMBER OF        6     SHARED VOTING POWER
      SHARES
   BENEFICIALLY                  0
   OWNED BY EACH      ----------------------------------------------------------
     REPORTING        7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                      0
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                               0

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*                                      IN

--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 7 of 13 Pages
-------------------                                          ------------------



1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      MARK A. WAN

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.

--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                                 10,420
     NUMBER OF        ----------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
   OWNED BY EACH                 0
     REPORTING        ----------------------------------------------------------
      PERSON          7     SOLE DISPOSITIVE POWER
       WITH
                                 10,420
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        10,420

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.1%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                               IN

--------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 8 of 13 Pages
-------------------                                          ------------------



ITEM 1(a).        NAME OF ISSUER:

                  Odyssey Healthcare, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  717 North Harwood, Suite 1500
                  Dallas, TX 75201

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Three Arch Partners, L.P., a Delaware limited partnership ("TAP"), Three Arch Associates, L.P., a Delaware limited partnership ("TAA"), Three Arch Management, L.P., a Delaware limited partnership ("TAM"), Thomas J. Fogarty, M.D. ("Fogarty"), Wilfred E. Jaeger ("Jaeger") and Mark A. Wan ("Wan"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TAM is the general partner of TAP and TAA and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TAP and TAA. Fogarty, Jaeger and Wan are the general partners of TAM and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TAP and TAA.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Three Arch Partners
                  3200 Alpine Road
                  Portola Valley, CA 94028

ITEM 2(c)         CITIZENSHIP:

                  TAP, TAA and TAM are Delaware limited partnerships. Fogarty and Wan are United States citizens, and Jaeger is a Canadian citizen.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

-------------------                                          ------------------
CUSIP NO. 67611V101                   13 G                   Page 9 of 13 Pages
-------------------                                          ------------------



ITEM 2(e).        CUSIP NUMBER:

                  67611V101

ITEM 3.

                  Not Applicable.

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover page for each Reporting
                                    Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

-------------------                                         -------------------
CUSIP NO. 67611V101                   13 G                  Page 10 of 13 Pages
-------------------                                         -------------------



ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of TAP, TAA and TAM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

-------------------                                         -------------------
CUSIP NO. 67611V101                   13 G                  Page 11 of 13 Pages
-------------------                                         -------------------



                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003
                                     THREE ARCH PARTNERS, L.P.,
                                     a Delaware Limited Partnership

                                     By:  /s/  Chris Adams
                                          ---------------------------------
                                          Chris Adams, Authorized Signatory


                                     THREE ARCH ASSOCIATES, L.P.,
                                     a Delaware Limited Partnership

                                     By:  /s/  Chris Adams
                                          ---------------------------------
                                         Chris Adams, Authorized Signatory


                                     THREE ARCH MANAGEMENT, L.P.,
                                     a Delaware Limited Partnership

                                     By:  /s/  Chris Adams
                                          ---------------------------------
                                          Chris Adams, Authorized Signatory


                                     MARK A. WAN

                                     By:  /s/  Chris Adams
                                          ---------------------------------
                                          Chris Adams, Authorized Signatory


                                     WILFRED E. JAEGER

                                     By:  /s/  Chris Adams
                                          ---------------------------------
                                          Chris Adams, Authorized Signatory


                                     THOMAS J. FOGARTY, M.D.

                                     By:  /s/  Chris Adams
                                          ---------------------------------
                                          Chris Adams, Authorized Signatory

-------------------                                         -------------------
CUSIP NO. 67611V101                   13 G                  Page 12 of 13 Pages
-------------------                                         -------------------



                                  EXHIBIT INDEX

                                                                   Found on
                                                                  Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A: Statement Appointing Designated Filer
and Authorized Signatories                                             13


Exhibit B: Agreement of Joint Filing dated
February 12, 2002 (incorporated by reference from
Exhibit A to the Schedule 13G relating to the Common Stock of Odyssey Healthcare, Inc. filed by the Reporting Persons with the SEC on February 12,
2002).